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                                                                   EXHIBIT 4.6


                                   RIGHTS OFFERING
                              for Shares of Common Stock
                             Bionova Holding Corporation

                                                                  May ___, 1999

To Our Clients:

     We are enclosing for your consideration a Prospectus dated May ___, 1999 describing the issuance to stockholders of record as of the close of business on __________, 1999 (the "Record Date") of transferable rights ("Rights") to purchase shares of Common Stock of Bionova Holding Corporation ("Bionova") at the subscription price of $5.75 per share.

     Your attention is directed to the following:

     -    Shareholders will receive three (3) transferable Rights for every four
          (4) shares of Common Stock of Bionova held as of the close of business on the Record Date. No fractional rights or cash in lieu thereof will be paid, and the number of Rights distributed to each holder of record of Common Stock will be rounded up to the nearest whole number of Rights.

     - One Right will entitle the holder to purchase one share of Common Stock of Bionova at the subscription price of $5.75 per share.

     - Although the Rights are transferable, there is currently no active trading market for the rights. Bionova does not intend to apply for a listing or quotation for the rights on any stock exchange or stock market.

     - The expiration date of the rights offering is 5:00 p.m. New York City time, on May 31, 2000 unless extended by Bionova.

     Since we are the holder of record of the shares of Common Stock of Bionova held in your Account, we have received your transferable Rights. We will exercise or sell your Rights only in accordance with your instructions. If you do not give us your instructions, your Rights will become valueless after the Expiration Date.

     Please forward your instructions to us by completing the form on the reverse side. Your Rights will expire at 5:00 p.m. New York City time, May 31, 2000, unless the rights offering is extended by Bionova.

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                                LETTER OF INSTRUCTIONS


To My Bank or Broker:

     The undersigned acknowledges receipt of the Prospectus relating to the rights offering by Bionova Holding Corporation ("Bionova"). This letter instructs you to exercise the Rights, as indicated below, which you hold for the account of the undersigned upon the terms and conditions set forth in the Prospectus.

     - EXERCISE _____________ Rights to purchase shares of Common Stock of Bionova at the subscription price. (One Right is required for the purchase of each share of Common Stock)

               I am enclosing a check for $_______ (equal to the number of shares to be purchased times the subscription price).


DATED:
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                                        Signature(s)

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                                        Account Number

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                                        Please type or print name